Contacts: Brian Lewbart 410.345.2242 Bill Benintende 410.345.3482 Heather McDonold 410.345.6617 Kylie Muratore 410.345.2533 T. ROWE PRICE GROUP ADDS MARK BARTLETT AS INDEPENDENT DIRECTOR BALTIMORE (December 11, 2013) – T. Rowe Price Group, Inc. (NASDAQ-GS: TROW) announced today that its board of directors has elected Mark S. Bartlett to be an independent director of the company. Until retiring in 2012, Mr. Bartlett was a partner at Ernst & Young LLP, serving as managing partner of the firm’s Baltimore office and senior client service partner for the mid-Atlantic region. He is a certified public accountant and has extensive experience in financial services, as well as other industries. Mr. Bartlett serves on the board of directors of Rexnord Corporation. He is also a director of The Baltimore Life Companies and Algeco Scotsman, which are privately held. “Having served a variety of global and multi-national companies, Mark brings a broad range of valuable business experience that will serve the board and the firm well,” said Brian C. Rogers, chairman of T. Rowe Price Group. “We also look forward to benefiting from his significant accounting experience, as well as his expertise in securities regulation.” Mr. Bartlett holds a Bachelor of Science degree in accounting from West Virginia University. Founded in 1937, Baltimore-based T. Rowe Price Group, Inc. (troweprice.com) is a global investment management organization with $647.2 billion in assets under management as of September 30, 2013. The organization provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The company also offers sophisticated investment planning and guidance tools. T. Rowe Price’s disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research. ### Mark S. Bartlett